UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 8, 2019
Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-16209	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act.  ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common shares, $0.0011 par value per share	ACGL	NASDAQ Stock Market
Depositary shares, each representing a 1/100th interest in a 5.25% Series E preferred share	ACGLP	NASDAQ Stock Market
Depositary shares, each representing a 1/100th interest in a 5.45% Series F preferred share	ACGLO	NASDAQ Stock Market

ITEM 5.07    Submission of Matters to a Vote of Security Holders.
ACGL’s annual meeting of shareholders was held on May 8, 2019. At the meeting, the holders of 363,880,635 common shares, which represents approximately 90 percent of the outstanding shares entitled to vote as of the record date of March 8, 2019, were represented in person or by proxy. Matters submitted to shareholders at the meeting and the voting results thereof were as follows:
Item 1. The vote on the election of the three Class III directors to hold office until the 2022 annual meeting of shareholders or until their successors are elected and qualified. The voting results were as follows:

NOMINEE	FOR	AGAINST	WITHHELD	BROKER NON-VOTES
John L. Bunce, Jr.	331,269,572	11,250,184	117,392	21,243,487
Marc Grandisson	339,128,097	3,494,930	14,121	21,243,487
Eugene S. Sunshine	335,881,189	6,668,459	87,500	21,243,487

Item 2. The vote on a proposal on advisory vote on executive compensation (say-on-pay). The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
326,664,899	15,795,663	176,586	21,243,487

Item 3. The vote on the ratification of the selection of PricewaterhouseCoopers LLP as ACGL’s independent registered public accounting firm for the year ending December 31, 2019. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
359,614,996	4,168,623	97,016	0

Item 4. The vote on the election of certain individuals as Designated Company Directors of certain of ACGL’s non-U.S. subsidiaries. The voting results were as follows:

DIRECTOR	FOR	AGAINST	WITHHOLD	BROKER NON-VOTES
Robert Appleby	342,474,103	64,819	98,226	21,243,487
Dennis R. Brand	342,357,563	170,148	109,437	21,243,487
Graham B.R. Collis	335,102,287	953,015	6,581,846	21,243,487
Matthew Dragonetti	342,543,138	19,733	74,277	21,243,487
Jerome Halgan	342,534,810	27,052	75,286	21,243,487
W. Preston Hutchings	342,509,616	58,607	68,925	21,243,487
Pierre Jal	342,442,772	83,130	111,246	21,243,487
Francois Morin	334,009,842	2,010,990	6,616,316	21,243,487
David J. Mulholland	342,505,297	17,146	114,705	21,243,487
Maamoun Rajeh	342,445,995	84,911	106,242	21,243,487

ITEM 8.01    Other Events.

Preferred Share Dividends.  On May 8, 2019, the Board of Directors (the “Board”) of ACGL declared dividends with respect to the outstanding 18,000,000 depositary shares, each representing a 1/1000th interest in a share of 5.25% Non-Cumulative Preferred Shares, Series E, $0.01 per share (“Series E Shares”), with a $25,000 liquidation preference per share (equivalent to a $25.00 liquidation preference per depositary share), as outlined below.  All such dividends will be payable out of lawfully available funds for the payment of dividends under Bermuda law on June 30, 2019 to holders of record of the Series E Shares, as of June 15, 2019, unless determined otherwise by the Board or the Executive Committee of the Board on or prior to the effective date. In addition, the Board declared dividends with respect to the Series E Shares, to be payable out of lawfully available funds for the payment of dividends under Bermuda law on September 30, 2019 to holders of record of the Series E Shares, as of September 15, 2019, unless determined otherwise by the Board or the Executive Committee of the Board on or prior to the effective date.

Series	Effective Date for Declaration	Dividend Period	Dividend Amount	Rate Per Share
Series E	6/30/19	3/31/19-6/29/19	$5,906,250	$0.328125
Series E	9/30/19	6/30/19-9/29/19	$5,906,250	$0.328125

In addition, on May 8, 2019, the Board of ACGL declared dividends with respect to the outstanding 13,200,000 depositary shares, each representing a 1/1000th interest in a share of 5.45% Non-Cumulative Preferred Shares, Series F, $0.01 per share (“Series F Shares”), with a $25,000 liquidation preference per share (equivalent to a $25.00 liquidation preference per depositary share), as outlined below.  All such dividends will be payable out of lawfully available funds for the payment of dividends under Bermuda law on June 30, 2019 to holders of record of the Series F Shares, as of June 15, 2019, unless determined otherwise by the Board or the Executive Committee of the Board on or prior to the effective date. In addition, the Board declared dividends with respect to the Series F Shares, to be payable out of lawfully available funds for the payment of dividends under Bermuda law on September 30, 2019 to holders of record of the Series F Shares, as of September 15, 2019, unless determined otherwise by the Board or the Executive Committee of the Board on or prior to the effective date.

Series	Effective Date for Declaration	Dividend Period	Dividend Amount	Rate Per Share
Series F	6/30/19	3/31/19-6/29/19	$4,496,250	$0.340625
Series F	9/30/19	6/30/19-9/29/19	$4,496,250	$0.340625

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CAPITAL GROUP LTD.

Date: May 13, 2019	By:	/s/ W. Preston Hutchings
		Name:	W. Preston Hutchings
		Title:	Senior Vice President and Chief Investment Officer